Exhibit 99.1

Contact: Rick Berry Chief Financial Officer 600 Travis Street, Suite 5800 Houston, Texas 77002 713.993.4614

Sanders Morris Harris Group Reports Fourth Quarter Income
from Continuing Operations of $0.17 Per Share

HOUSTON, March 8, 2010 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported fourth quarter income from continuing operations of $4.9 million, or $0.17 per share. Revenue was $58.8 million, up 21% from the fourth quarter of 2008. Income included $3.3 million of net after tax profit from non-recurring items. The loss from discontinued operations, net of tax, was $1.8 million, or $0.06 per share, during the fourth quarter 2009.

The results compared to a loss from continuing operations of $57.1 million, or $2.03 per share, in the fourth quarter of 2008. The fourth quarter 2008 results included non-cash after tax goodwill and other intangible assets impairment charges of $35.3 million, due to the then-decline in the Company’s stock price which caused its market capitalization to fall below the net book value of its assets.

Client assets increased from $8.6 billion at December 31, 2008 to $11.3 billion at December 31, 2009, a 31% gain. Net new client assets added in the fourth quarter were approximately $224 million, which were 2% of client assets at September 30, 2009.

Net income from continuing operations was reduced by approximately $499,000, or $0.02 per share, by the costs of expanding the Edelman Financial business beyond its metropolitan Washington, D.C. hub. Six offices were opened in the greater New York City metropolitan area in September 2009. Four others, in the New York and Washington vicinities, have been opened thus far in 2010. An additional 14 are planned for this year, to be located in those two areas plus Boston, Chicago, Detroit, and Miami.

Each office has an average capital cost of approximately $250,000 and an expected maximum cash burn of $500,000 before becoming cash flow positive, which is estimated to occur between the 12th and 15th month of operation. After three years, a branch – generally containing two financial planners and two support persons – is projected to net over $500,000 of pretax profit before corporate overhead. Ric Edelman, President of Sanders Morris Harris Group, said, “The early results of our expansion offices are as, or a bit better than, expected. We do not yet have enough metrics to claim proof of concept. However, all of the financial planners, all of the offices and all of the data points to date are progressing as we had hoped.”

At year-end, the Company had $41.9 million of cash and equivalents, or $1.40 per share. It has reduced its debt from $35 million at the beginning of 2009 to $20.2 million at the end of the year. In addition, the Company has a remaining balance of $79.5 million on receivables from Salient Partners, L.P. and Endowment Advisers, L.P., the manager of The Endowment Fund, the largest SEC-registered fund of hedge funds product for retail investors. The larger of the receivables is payable at the greater of $12 million a year or 23% of the distributions from Endowment Advisers. Sanders Morris Harris has a book value of $7.50 per share including goodwill and $118.5 million of tangible book value.

George Ball, Chairman and Chief Executive Officer, said “Our operating results for the quarter were good. We have reshaped the Company as a wealth manager. Market fluctuations will obviously impact our fee revenues and therefore our net income in the future. However, that revenue flow should have far less volatility than before. We have exited the main part of our capital markets businesses and have reduced our portfolio of other investments very significantly. Assuming the markets are relatively stable and our marketing efforts continue to do well, we should have strong earnings performance in 2010.”  He added, “The costs of growing Edelman Financial nationwide, although being expensed currently, are quite modest, especially compared to the potential contribution. I think it is an enormously promising opportunity for us. Our other units are also doing well.”

The Company earned $220,000, or $0.01 per share, from continuing operations during the year ended December 31, 2009, compared to a loss of $20.3 million, or $0.75 per share, during the year ended December 31, 2008. The 2009 results reflect a $9.8 million after tax goodwill and other intangible assets impairment charge. Revenue was $184.1 million during 2009, compared to $171.9 million during the prior year.

Conference Call
The Company will host a conference call on Monday, March 8th to discuss fourth quarter 2009 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 447-0521 or International dial-in number (847) 413-3238 and enter pass code 26535178. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-8996 (U.S.), (630) 652-3044 (International) and entering the pass code 26535178.

About Sanders Morris Harris Group
Sanders Morris Harris Group is a wealth/asset management company that manages approximately $11.3 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients. Sanders Morris Harris has 540 employees in 20 states. Additional information is available at www.smhgroup.com.

Forward Looking Statements
In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

Selected Condensed Operating Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$58,805	$48,496	$184,146	$171,941
Expenses	45,385	108,967	179,480	212,296
Net	13,420	(60,471)	4,666	(40,355)
Equity in income (loss) of limited partnerships	(4,108)	(7,925)	(1,348)	38,631
Gain on step acquisition	-	-	3,000	-
Income (loss) from continuing operations before income taxes	9,312	(68,396)	6,318	(1,724)
(Provision) benefit for income taxes	(2,973)	11,231	(986)	(11,699)
Income (loss) from continuing operations, net of income taxes	6,339	(57,165)	5,332	(13,423)
Loss from discontinued operations, net of income taxes of $1,075, $666, $3,646 and $3,007, respectively	(1,767)	(1,288)	(5,702)	(4,974)
Net income (loss)	4,572	(58,453)	(370)	(18,397)
Less: Net (income) loss attributable to the noncontrolling interest	(1,447)	115	(5,112)	(6,896)
Net income (loss) attributable to Sanders Morris Harris Group Inc.	$3,125	$(58,338)	$(5,482)	$(25,293)

Basic income (loss) per common share:
Continuing operations	$0.17	$(2.03)	$0.01	$(0.75)
Discontinued operations	(0.06)	(0.04)	(0.20)	(0.19)
Net income (loss)	$0.11	$(2.07)	$(0.19)	$(0.94)

Diluted income (loss) per common share:
Continuing operations	$0.17	$(2.03)	$0.01	$(0.75)
Discontinued operations	(0.06)	(0.04)	(0.20)	(0.19)
Net income (loss)	$0.11	$(2.07)	$(0.19)	$(0.94)

Weighted average shares outstanding:
Basic	28,676	28,129	28,402	26,972
Diluted	28,718	28,129	28,402	26,972

Amounts attributable to Sanders Morris Harris Group Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$4,892	$(57,050)	$220	$(20,319)
Discontinued operations, net of tax	(1,767)	(1,288)	(5,702)	(4,974)
Net income (loss)	$3,125	$(58,338)	$(5,482)	$(25,293)

	Three Months Ended		Year Ended
	December 31, 2009		December 31, 2009
2009 GAAP to Non-GAAP Reconciliation:	Amount	Diluted EPS	Amount	Diluted EPS
Income from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$4,892	$0.17	$220	$0.01
Addback:
Goodwill and other intangible assets impairment charges, net of tax	-	-	9,813	0.35
Investment impairment, net of tax	2,183	0.08	2,362	0.08
Gain on sale of discontinued operations, net of tax	(5,464)	(0.19)	(5,913)	(0.21)
Net operating income	$1,611	$0.06	$6,482	$0.23

Weighted average shares outstanding:		28,718		28,402

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
2008 GAAP to Non-GAAP Reconciliation:	Amount	Diluted EPS	Amount	Diluted EPS
Loss from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$(57,050)	$(2.03)	$(20,319)	$(0.75)
Addback:
Goodwill and other intangible assets impairment charges, net of tax	35,274	1.25	34,448	1.28
Investment portfolio (gains) losses, net of tax	6,192	0.22	(21,553)	(0.80)
Net operating loss	$(15,584)	$(0.56)	$(7,424)	$(0.27)

Weighted average shares outstanding:		28,129		26,972

Balance sheet data:
Cash and cash equivalents	$41,926
Other tangible net assets	76,615
Tangible net assets	$118,541
Sanders Morris Harris Group Inc. shareholders' equity	$224,194